Exhibit (g)(4)

                         AMENDMENT TO CUSTODIAN CONTRACT

         This Amendment to the custody contract is made as of January 5, 2001, by and between State Street Bank and Trust Company (the "Custodian") and KEMPER STATE TAX- FREE INCOME SERIES, on behalf of each of its Portfolios (the "Fund"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

         WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated March 15, 1999 (as amended from time to time, the "Custodian Contract'); and

         WHEREAS, the Fund and the Custodian wish to amend the Custodian Contract to enable the Fund to instruct the Custodian to pay out Fund moneys for cash sweeps and interfund lending or borrowing transactions and also to segregate collateral for interfund lending or borrowing transaction;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and in the Custodian Contract, the parties hereby agree to amend the Custodian Contract as follows:

1.        Payment of Fund Monies
          ----------------------

          In Section 2.7, subsection 7 is renumbered as subsection 9 and new subsections 7 and 8 are added to the Custodian Contract as follows:

          (7) in connection with a lending or borrowing transaction between the Fund, on behalf of a Portfolio, and an investment company, on behalf of a Portfolio, advised by Scudder Kemper Investments;

          (8) in connection with a cash sweep arrangement; or

2.        Segregated Account
          ------------------

          In Section 2.12, subsection (iv) is renumbered as subsection (v) and reworded, in part as shown below, and new subsection (iv) is added to the Custodian Contract as follows:

          (iv) for the purpose of segregating securities or other assets of the Fund in connection with a borrowing transaction between the Fund, on behalf of a Portfolio, as borrower and an investment company, on behalf of a Portfolio, advised by Scudder Kemper Investments, and

          (v) for other proper corporate purposes, but only in the case of this clause (v)



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         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf of its duly authorized representative as of the date written above.

                                          KEMPER STATE TAX-FREE INCOME SERIES


                                          By:  Mark S. Cassady
                                              -------------------------------

                                          Its: President
                                              -------------------------------


                                          STATE STREET BANK AND TRUST COMPANY


                                          By:  Illegible
                                             --------------------------------

                                          Its: Vice Chairman
                                              -------------------------------